Axos Announces the Election of Roque Santi as an Independent Member of the Board of Directors

LAS VEGAS, NV – (BUSINESSWIRE) – August 24, 2022 – Axos Financial, Inc. (NYSE: AX) (“Axos” or the “Company”), parent of Axos Bank (the “Bank”), announced the election of Roque A. Santi as an independent director of the Board of Directors of the Company and the Bank, effective August 22, 2022. Mr. Santi has extensive accounting, strategic planning, mergers and acquisitions, and public board experience.

“We are delighted to have Roque join our Board,” said Paul Grinberg, Chairman of the Board of Directors. “Roque’s diverse experience as a corporate executive will be highly beneficial in helping us plan for the exciting future for Axos.”

Mr. Santi currently serves as Enterprise CFO with Roosevelt Management Company, LLC. Prior to joining Roosevelt Management, he served as President, CEO, CFO and board member for Elderlife Financial Services, LLC. He was President and CFO with ECC Capital Corporation and served on the board of Federal National Holdings, Inc. Prior to becoming a corporate executive, Mr. Santi was a Partner with Ernst & Young LLP and Arthur Andersen LLP. Mr. Santi has a bachelor's degree in Accounting from Pace University in New York, New York, and has been a Certified Public Accountant since 1988 – Certified in Maryland and Virginia (status - inactive).

About Axos Financial, Inc. and Subsidiaries

Axos Financial, Inc. is the holding company for Axos Bank, Axos Clearing LLC and Axos Invest, Inc. Axos Bank is a nationwide bank, with approximately $17.5 billion in assets. Axos Financial, Inc., through Axos Bank, provides consumer and business banking products through its low-cost distribution channels and affinity partners. Axos Clearing LLC (including its business division AAS), with approximately $32 billion of assets under custody and/or administration, and Axos Invest, Inc., provide comprehensive securities clearing services to introducing broker-dealers and registered investment advisor correspondents, and digital investment advisory services to retail investors, respectively. Axos Financial, Inc.’s common stock is listed on the NYSE under the symbol “AX” and is a component of the Russell 2000® Index, the S&P SmallCap 600® Index, the KBW Nasdaq Financial Technology Index, and the Travillian Tech-Forward Bank Index. For more information on Axos Financial, Inc., please visit investors.axosfinancial.com.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to Axos’ financial prospects and other projections of its performance. These and other risks and uncertainties detailed in Axos’ periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axos undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contact:

Johnny Lai, CFA
SVP, Corporate Development and Investor Relations
Axos Financial, Inc.
Phone: 1-858-649-2218
Email: jlai@axosfinancial.com